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                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below each hereby agrees that the Schedule 13D filed herewith and any amendments thereto relating to the acquisition of shares of common stock of Phillips-Van Heusen Corporation is filed jointly on behalf of each such person.

Dated: March 23, 1995

                                       Dr. Richard Lee
                                           -----------------------------
                                           Richard Lee


                                       VANETON INTERNATIONAL INC.

                                       By: Richard Lee
                                           -----------------------------
                                           Name:  Dr. Richard Lee
                                           Title: DIRECTOR